Exhibit 99.1

Forum Energy Technologies, Inc. Announces Executive Management Changes
HOUSTON--(BUSINESS WIRE)--June 30, 2020-Forum Energy Technologies, Inc. (NYSE: FET) (“Forum” or the “Company”) announced today that, as part of its continuing cost reduction plan, the corporate executive team will be reduced and reorganized. Changes to the executive team will be effective July 10, 2020 and are as follows:

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D. Lyle Williams, Jr. will be the Executive Vice President and Chief Financial Officer. Mr. Williams joined Forum in 2007 after previously working for Cameron International. He most recently served as Forum’s Senior Vice President, Operations, overseeing the Drilling, Subsea, Production Equipment and Valve Solutions product lines. Lyle also previously held several senior financial and operating roles across Forum. Lyle, 50, has a bachelor’s degree from Rice University and an MBA from Harvard Business School.

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Neal Lux will be the Executive Vice President, Operations with oversight of all Forum operating segments. Mr. Lux joined Forum in 2017 following its acquisition of the Global Tubing joint venture. Prior to that, he served as President of Global Tubing during Forum’s initial investment in 2013. Most recently, Neal served as Forum’s Senior Vice President, Operations, leading the Completions segment and Downhole product line. Neal began his career with PriceWaterhouseCoopers, and worked for Maverick Tube and Tenaris. Neal, 44, has an engineering degree from Purdue University.

Lyle and Neal will report to C. Christopher (Cris) Gaut, Forum’s Chairman and Chief Executive Officer, as will John C. Ivascu, Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary; Michael D. Danford, Senior Vice President and Chief Human Resources Officer; and Neil Brent, Vice President of Internal Audit.
Forum also announced that Pablo G. Mercado, Forum’s Senior Vice President and Chief Financial Officer, is resigning from Forum to pursue other opportunities. Cris Gaut commented, “We are sorry to see Pablo leave us. He has done an outstanding job for Forum since joining us in 2011. We wish Pablo great success in his future endeavors.”
Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.
Source: Forum Energy Technologies, Inc.
Company Contact
Lyle Williams
713-351-7920
Lyle.Williams@f-e-t.com

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